[LETTER OF PRICEWATERHOUSECOOPERS LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Bank of America, N.A.

We have examined management's assertion about compliance by BA Mortgage, LLC and the Mortgage division of Bank of America, N.A. (collectively the "Company"), which together comprise an operating division of Bank of America, N.A., with the minimum servicing standards (the "Standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2001 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with the Standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Standards.

In our opinion, management's assertion that the Company complied with the aforementioned Standards as of and for the year ended December 31, 2001 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 15, 2002

                         [LETTERHEAD OF BANK OF AMERICA]

                                                                       EXHIBIT I

                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                      WITH USAP MINIMUM SERVICING STANDARDS

March 15, 2002

As of and for the year ended December 31, 2001, BA Mortgage, LLC, and the Mortgage division of Bank of America, N.A. (collectively, the "Company"), which together comprise an operating division of Bank of America, N.A., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company has in effect a fidelity bond and errors and omissions policy in the amounts of $300,000,000 and $300,000,0000, respectively.


/s/ Kevin M. Shannon                /s/ Daniel F. Hellams
--------------------                ---------------------
Kevin M. Shannon                    Daniel F. Hellams
President                           President
Consumer Real Estate                Bank of America Mortgage


/s/ David H. Rupp                   /s/ Gary K. Bettin
-----------------                   ------------------
David H. Rupp                       Gary K. Bettin
Senior Vice President               Senior Vice President and
Bank of America Mortgage Finance    National Servicing Executive
                                    Bank of America Mortgage


/s/ J. Mark Hanson                  /s/ H. Randall Chestnut
------------------                  -----------------------
J. Mark Hanson                      H. Randall Chestnut
Senior Vice President               Senior Vice President
Bank of America Mortgage            Bank of America Mortgage